Exhibit 10.18

SAVVIS, Inc.

2011 Annual Incentive Plan

I.	Purpose

The purpose of the SAVVIS, Inc. 2011 Annual Incentive Plan (the “2011 Incentive Plan”) is to attract, retain and motivate key managers and senior leaders of SAVVIS, Inc. and its affiliates (“SAVVIS” or the “Company”) with rewards that are based on the achievement of Company and/or Business Unit performance measures and specific individual objectives. The participants in the 2011 Incentive Plan are employees with responsibility for managing, directing and leading the performance of the Company.

II.	Eligibility

Employees who are in identified exempt manager and above roles, or local equivalents for employees located outside the U.S., who are not on any sales or revenue specific compensation plan or any other incentive or commission-type compensation plan, and who are actively employed as of January 1, 2011, are eligible to participate in this 2011 Incentive Plan (each a “Participant”). New employees who otherwise meet all eligibility criteria can become Participants if hired or promoted by June 30, 2011. Individuals who would otherwise qualify as Participants but who are working on a Performance Improvement Plan or written reprimand, temporary employees, independent contractors and interns are not eligible.

Under normal circumstances, employees must be regularly working 30 hours or more per week to be considered eligible to participate. Where applicable, local law will take precedence over the general treatment of part-time workers.

2011 Incentive Plan awards are not vested or earned until the actual payment date of the award. Participants must be on active employment status on the payment date in order to receive a payment, except as otherwise determined by the Company. If an otherwise eligible Participant is on an approved leave of absence on the payment date, the Participant will be eligible for an award payment on return to active employment status on or after the payment date. Payments may also be prorated for Participants on approved unpaid leave status for periods longer than four weeks during 2011. 2011 Incentive Plan awards will be prorated for Participants not employed for a full year period; no payment will be made unless the Participant has been employed at least 3 months in the calendar year. In the event of a Participant’s death, the Participant’s estate may be entitled to a discretionary payment of an award prorated for the amount of time that the Participant was employed with the Company during the calendar year in an amount not to exceed 100% of the Participant’s target if awards are made under the 2011 Incentive Plan. Unless otherwise provided in an employment agreement, payments will be made to the Participant’s estate at the same time all other awards are paid under the 2011 Incentive Plan.

III.	Effective Date

The 2011 Incentive Plan applies to performance for the period from January 1, 2011, to December 31, 2011, (the “Plan Year”) only, and supersedes any and all prior bonus and incentive plans for Participants applicable to that period

IV.	Payment Terms and Plan Overview

A.	2011 Incentive Plan awards will be determined as soon as possible after the close of the Company’s 2011 fiscal year on December 31, 2011.

B.	Plan awards are payable annually and are not earned until the actual payment date, expected to occur after December 31, 2011 and prior to March 31, 2012. Plan awards may be in amounts that are below, equal to or in excess of the Participant’s target award based on the achievement of Company and/or Business Unit performance measures and specific individual objectives, subject to any Plan limitations herein.

C.	Plan awards for Participants may be payable in a combination of cash and shares of common stock and/or common stock units. The portion of the award payable in common stock will become fully vested on the actual payment date based on the achievement of Company and/or Business Unit performance measures and, as determined in the Company’s discretion, individual performance on both results (“What”) and competencies (“How”) under the Savvis Performance appraisal process, provided that the Participant’s employment continues on the vesting date except as otherwise determined by the Company, subject to the Company’s discretion to determine how many, if any, shares will vest. Awards of shares of common stock are subject to the terms of the Amended and Restated 2003 Incentive Compensation Plan (the “2003 Plan”) or any successor thereto, to the terms of the Participants’ restricted stock unit agreements and other restrictions and limitations generally applicable to equity held by Company executives or otherwise required by law. The value of the shares of restricted stock on the date of grant will be approximately equal to 100% of the annual target award for the Participant. The number of shares deliverable is subject to adjustment based on the achievement of goals and the portion of the award that is ultimately payable in cash.

D.	Awards are determined based on the terms of this Plan, on achievement of Company and/or Business Unit performance measures and specific individual objectives over the calendar year.

E.	2011 Incentive Plan awards are subject to payroll taxes and any other statutory withholdings.

F.	For purposes of determining the amount of awards, base salary is generally determined based on any pro-rated salary changes to the base annualized salary before November 1 of the calendar year. Adjustments to awards to reflect changes in base salary are in the discretion of the Company.

G.	Plan awards for Participants that change target categories during 2011 will typically be applied pro-rata to their award calculation but this is in the discretion of the Company.

H.	In the event of an acquisition or other unusual event, the “Compensation Committee can make any adjustments to the 2011 Incentive Plan that are deemed appropriate to reflect the transaction or event, in its sole discretion.

I.	Participants may receive a bonus that is less than, equal to or greater than their individual bonus target based on the total bonus pool funding available, a discretionary assessment of individual performance, and other discretion of the Company. Awards are established as a factor of individual bonus targets and will be paid based on pool funding and an assessment of individual performance. Bonus pool funding will be triggered when certain Net Revenue and Adjusted Net EBITDA, Gross Margin and Cash Capital Expenditure targets are attained, along with certain strategic objectives. On the actual payment date, the cash, if any, is then awarded to individual Participants, and vesting in restricted stock unit grants is determined, based on assessed performance.

V.	Discretionary Nature of Awards

Under all circumstances, the 2011 Incentive Plan and any payments or awards made under the 2011 Incentive Plan are entirely discretionary. The Compensation Committee has full discretion to determine the amount of award and whether to make any awards even if Company and/or Business Unit performance measures and specific individual objectives are achieved. The information set forth in this 2011 Incentive Plan is intended only to provide general guidelines, should the Compensation Committee decide, in its sole discretion, that plan award payments should be made. The guidelines should not be construed as a promise that any plan award payments will be made. Plan award payments are not guaranteed, automatic, promised or contractually required. They will be awarded in the discretion of the Compensation Committee, based on Company and/or Business Unit performance measures and specific individual objectives and other considerations. Nothing in this 2011 Incentive Plan affects, or shall be construed to affect, the at-will nature of any Participant’s employment with the Company and nothing in this plan should be interpreted as having contractual significance.

VI.	Methodology

Each Participant in the 2011 Incentive Plan will be assigned an award target that will be expressed as a percentage of his or her annual base salary. These award targets vary by level of responsibility in the organization. The establishment of these award targets and classifications of employees in the various categories rests with the sole discretion of the Company. There are different target levels for each group of Participants, as shown in Table 1 below.

If the Compensation Committee determines to make any award payments, the payments will be made based on the Company’s achievement of Company and/or Business Unit performance measures set by the Compensation Committee, an assessment of individual performance against individual objectives and each Participant’s award target, all in the discretion of the Compensation Committee or Company as applicable. Net Revenue for plan purposes will be as per Company accounting policy consistent with Generally Accepted Accounting Principles (GAAP). Adjusted Net EBITDA for plan purposes will be Adjusted EBITDA (income from continuing operations before depreciation, amortization and accretion, and non-cash, equity-based compensation and excludes acquisition and integration costs). The Company will remove foreign currency gains and/or losses, and one-time non-recurring items that are not reflective of 2011 performance. Gross Margin for plan purposes will be Net Revenue less cost of revenue (excluding depreciation, amortization and accretion) divided by Net Revenue and expressed as a percentage. Cash Capital Expenditure for plan purposes will be as per Company accounting policy consistent with GAAP.

The Company must achieve the following 2011 Net Revenue, Gross Margin, Cash Capital Expenditure and Adjusted Net EBITDA financial targets for payments under the 2011 Annual Incentive Plan:

A.	A portion of the target award pool will fund if

(i) Net Revenue is $* and Adjusted Net EBITDA is $*, and

(ii) either (A) Gross Margin is greater than or equal to *% or (B) Cash Capital Expenditures are less than or equal to $*. This portion will be targeted to be 50% of the target award pool for these plan participants. Each performance factor is weighted. The $* Net Revenue performance condition will count toward 25% of the target award pool for these plan participants. The $* Adjusted Net EBITDA performance condition will count as 15% of the target award pool for these plan participants. The Gross Margin of *% or greater will count as 10% of the of the target pool; and the Cash Capital Expenditure of $* or less will count as 10% of the target award plan for these participants, such that if both the Gross Margin performance condition and the Cash Capital Expenditure performance condition are satisfied, then this portion will be targeted to be 60% of the target award pool for these plan participants.

B.	An additional portion of the target award pool will fund as follows:

(i)	as Net Revenue increases from $* to $*, the Net Revenue condition will count toward a correspondingly greater portion of the target award pool equal to the proportionate increase thereof, from 25% of the target award pool at $* to 50% of the target award pool at $*, and

(ii)	as Adjusted Net EBITDA increases from $* to $*, the Adjusted Net EBITDA condition will count toward a correspondingly greater portion of the target award pool equal to the proportionate increase thereof, from 15% of the target award pool at $* to 30% of the target award pool at $*, such that if Net Revenue is $*, Adjusted Net EBITDA is $*, Gross Margin is greater than or equal to *% and Cash Capital Expenditures are less than or equal to $*, the portion will be 100% of the target award pool for these plan participants.

C.	If:

(i)	Net Revenue is at least $* and Adjusted Net EBITDA is greater than $*, and

(ii)	Gross Margin is greater than or equal to *% and Cash Capital Expenditures are less than or equal to $*, supplemental bonus funding may be made in cash. Any supplemental bonus funding will be targeted at 50% of the excess of Adjusted Net EBITDA over $* but not in excess of $*, unless a greater percentage applies as set forth below.

D.	If Net Revenue is at least $* and Adjusted Net EBITDA is greater than $*, and the Gross Margin and Cash Capital Expenditure targets are achieved, supplemental bonus funding may be made in cash. Any supplemental bonus funding will be targeted at 55% of the excess of Adjusted Net EBITDA over $* but not in excess of $*, unless a greater percentage applies as set forth below.

E.	If Net Revenue is at least $* and Adjusted Net EBITDA is greater than $*, and the Gross Margin and Cash Capital Expenditure targets are achieved, supplemental bonus funding may be made in cash. Any supplemental bonus funding will be targeted at 60% of the excess of Adjusted Net EBITDA over $* but not in excess of $*. Awards are to be paid in cash and common stock for all participants.

F.	Full year award pools will be capped at the pool funding level achieved at an Adjusted Net EBITDA level of $*, as described above.

G.	Each Participant whose 2011 Incentive Plan payout would be in shares of common stock will receive a restricted stock unit agreement for a number of shares of restricted stock. The exchange ratio will be valued throughout the year at the closing price of Company common stock on the date that the Compensation Committee approves the 2011 Incentive Plan. The value of the shares of restricted stock on the date of grant will be approximately equal to 100% of the annual target award for the Participant. The number of shares deliverable is subject to adjustment based on the achievement of goals and the portion of the award that is ultimately payable in cash.

VII.	Individual Payments

The level of individual performance as determined by a Participant’s supervisor, in the exercise of the supervisor and the Company’s discretion, and reflected by the SAVVIS performance appraisal process may be a differentiating factor between Participants at the same plan level. Individual payments may vary based on individual performance and the achievement of Company’s Adjusted Net EBITDA targets, but ultimately are in the discretion of the Company.

Individual performance will be assessed and rated against accomplishment objectives and competencies. All payments (below, at or above target) regardless of Participant category are discretionary based upon such factors as a discretionary assessment of individual performance by the Company.

Table 1: Plan Categories, Performance Criteria and Definitions

The description and identifiers below are intended to provide guidelines. They are not intended as a contractual commitment and may be interpreted and modified by the Company in its sole discretion.

Category	Description	Identifiers	Payout Target (% of Base Salary)

D	Managers with “People responsibility” or Directors without significant “People responsibility”

•  Managers with direct reports.

•  Directors with few or no direct reports, and have significant budget authority or span of control.

•  Typically manage specialized exempt and/or nonexempt employees at the first supervisory level in the organization. They ensure projects and work assignments are accomplished on schedule and within budget.

•  Directors without “people responsibility” typically serve as a consultant to senior management and as external spokesperson for the organization on issues pertaining to matters of company-wide significance.

12.5% Payable in restricted stock; and cash above target

E	Directors with “People responsibility” or Other Vice Presidents

•  Directors with direct reports.

•  Typically manage through first level managers and responsible for the successful operation of activities of a major significance (i.e., one or more large or sensitive business units).

•  Typically manage a large, critical business unit or multiple functions through subordinate managers or specialized exempt employees. They develop and administer budgets, schedules and performance measures.

•  Established organizational policies for the business unit and interprets, executes, and recommends modifications to company-wide policies.

•  High level professionals.

20% Payable in restricted stock; and cash above target

F	Vice Presidents with “People responsibility”

•  Report directly to a Senior Executive and have “People responsibility”.

•  Typically responsible for a large segment of the employee population with major impact on the entire company. May be accountable for a major corporate function.

•  Direct significant corporate-wide functions requiring substantial managerial integration and breadth across the organization.

•  Determine organizational structures and supervisory relationships for operating functions of strategic importance.

30% Payable in restricted stock; and cash above target
G	Vice Presidents with “People Responsibility” and leading a major business unit with P&L responsibility	• Report to Executive Team with role of managing director or vice president leading business unit with P & L responsibility.	30 - 55% Payable in restricted stock; and cash above target; any exception will be notified.
H	Senior Executives	• Senior Executives and direct reports to CEO; Section 16 Officers of the Company; or other designated Executive Team Members.	Market-based targets, but contractual committed targets shall prevail. Payable in restricted stock; and cash above target

VIII.	Proprietary Information

The information contained in this document is proprietary to SAVVIS. The information in this document is not to be reproduced or disclosed outside SAVVIS.

IX.	Individual Participant Category Designation

Human Resources will manage the review and approval process for any potential changes to plan participants or bonus target levels.

X.	Internal Revenue Code Section 162(m)

Awards under this Plan to an individual who is a “covered employee” (within meaning of section 162(m) of the Internal Revenue Code of 1986 (the “Code”)) shall be further subject to the terms and conditions of the 2003 Plan, or any successor plan thereto that obtains shareholder approval that contains provisions addressing the “qualified performance-based compensation” rules of section 162(m) of the Code, governing payments to “covered employees”. Any performance factors included as component of the 2011 Annual Incentive Plan which are not included as criteria for objective performance goals in the 2003 Plan will be considered for purposes of deductibility under section 162(m) of the Code upon shareholder approval of an incentive plan permitting such components to be used as the criteria for objective performance goals established by the Compensation Committee for “covered employees”.

XI.	Changes to the Plan

SAVVIS reserves the right, at any time and from time to time prior to payout, to amend, suspend, interpret, or terminate the 2011 Incentive Plan. Any questions regarding the interpretation of the Plan are in the discretion of the Company. Participants should receive timely communication of all changes to the 2011 Incentive Plan. The 2011 Incentive Plan is subject, as applicable, to the terms and conditions outlined in the 2003 Plan, or any successor plan thereto that obtains shareholder approval, and any grant prescribed herein will also be subject to the applicable terms of the restricted stock unit agreement provided by the Company.